Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Global Crossing (UK) Finance PLC on Form F-4 of our report dated December 14, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to differences between International Financial Reporting Standards and accounting principles generally accepted in the United States of America) related to the financial statements of Fibernet Group Limited (formerly Fibernet Group PLC) as of and for the years ended August 31, 2006 and 2005, appearing in the prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such prospectus.

DELOITTE & TOUCHE LLP

Reading, United Kingdom

July 24, 2007